Exhibit (d)(42)

Amendment to Sub-Advisory Agreement

This Amendment dated as of December 2, 2019 (this “Amendment”) is to the Sub-Advisory Agreement dated as of August 21, 2018 (the “Agreement”), between ALPS Advisors, Inc. (the “Investment Adviser”), Kotak Mahindra Asset Management (Singapore) Pte. Ltd. (the “Sub-Adviser”), and Financial Investors Trust (the “Trust”), on behalf of the ALPS/Kotak India Growth Fund (the “Fund”), a Delaware statutory trust. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Investment Adviser, Sub-Adviser, and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ADVISORS, INC.	KOTAK MAHINDRA ASSET MANAGEMENT (SINGAPORE) PTE. LTD.

By:	By:
Name:	Name:
Title:	Title:

FINANCIAL INVESTORS TRUST

By:
Name:	Bradley J. Swenson
Title:	President

Exhibit (d)(42)

APPENDIX A

In consideration for the services to be performed under this Agreement, the Investment Adviser will pay the Sub-Adviser a portion of the management fee paid by the Trust to the Investment Adviser under the Investment Advisory Agreement dated the same date as this Agreement an annual management fee payable monthly and accrued daily in an amount equal to 0.56% on the Fund’s average daily net assets during the month. Such fee will be due and payable by the Investment Adviser in arrears within ten business days after the end of each month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.